EXHIBIT 10.3

THIS INSTRUMENT PREPARED BY
AND SHOULD BE RETURNED TO:
Harlan L. Paul, Esquire
Paul & Elkind, P.A.
142 East New York Avenue
DeLand, Florida 32724

MORTGAGE

     THIS MORTGAGE is executed as of the 30th day of June, 2005, by Volusia Operations, LLC, a Florida limited liability company, whose mailing address is 2500 McGee Drive, Suite 147, Norman, Oklahoma 73072, hereinafter called the “Mortgagor”, to Richard F. Murphy whose mailing address is 2221 Oak Hill Drive, DeLand, Florida 32720 hereinafter called the “Mortgagee” (wherever used herein the terms “Mortgagor” and “Mortgagee” include all the parties to this instrument and the heirs, legal representatives and assigns of individuals, and the successors and assigns of said persons; and the term “Note” means that certain Promissory Note, of even date herewith, in the original principal amount of $2,000,000, and with Mortgagor as “maker” and Mortgagee as “payee”, a copy of which is attached hereto as Exhibit A.

     WITNESSETH, that for good and valuable consideration, and also in consideration of the aggregate sum named in the Note, Mortgagor hereby grants, bargains, sells, aliens, remises, conveys and confirms unto Mortgagee all the certain land of which Mortgagor is now seized and in possession situate in Volusia County, Florida, to wit (the “Land”):

SEE EXHIBIT “B” ATTACHED HERETO

     To Have and to Hold the same, together with the tenements, hereditaments and appurtenances thereto belonging, and the rents, issues and profits thereof, unto the Mortgagee, in fee simple.

     And the Mortgagor covenants with the Mortgagee that, based partially upon the accuracy of the representations and warranties made by Mortgagee to Mortgagor in the purchase agreement pursuant to which Mortgagor acquired the Land from Mortgagee: (i) Mortgagor is indefeasibly seized of the Land in fee simple; (ii) Mortgagor has good right and lawful authority to convey the Land as aforesaid; (iii) Mortgagor will make such further assurances to perfect the fee simple title to the Land in the Mortgagee as may reasonably be required; (iv)Mortgagor warrants the title to the Land and will defend the same against the lawful claims of all persons whomsoever; and (v) the Land is free and clear of all encumbrances, except 2005 ad valorem taxes.

     Provided Always, that if Mortgagor shall pay unto Mortgagee the Note, and shall perform, comply with and abide by each and every agreement, stipulations, conditions and covenants thereof, and of this Mortgage, then this Mortgage and the estate hereby created, shall cease, terminate and be null and void.

     And the Mortgagor hereby covenants and agrees:

     1. To pay promptly when due the principal and interest and other sums of money provided for in the Note and this Mortgage, or either.

     2. To pay all singular the taxes, assessments, levies, liabilities, obligation, and encumbrances of every nature on the Land.

     3. To permit, commit or suffer no waste, impairment or deterioration of the Land or the improvements thereon at any time.

     4. To keep the buildings now or hereafter on the Land fully insured in a sum of not less than the maximum insurable value in a company or companies acceptable to the Mortgagee. In the event of an insured casualty loss which either (i) takes less than 180 days to repair, or (ii) can be repaired for less than $200,000, then Mortgagee shall make no claim to the proceeds (provided an event of default has not occurred under the Note, which has not been cured as provided therein), and Mortgagee shall promptly use the insurance proceeds to repair said buildings. For all other casualty losses, insurance proceeds shall be payable 75% to the Mortgagee and 25% to Mortgagor until the principal and interest and other sums of money payable in the Mote and this Mortgage, have been fully paid and satisfied (notwithstanding that such obligations may not then otherwise be due and payable).

     5. To pay all costs, charges, and expenses, including reasonable attorney’s fees and title searches, reasonably incurred or paid by the Mortgagee because of the failure of the Mortgagor to promptly and fully comply with the agreements, stipulations, conditions and covenants of the Note and this Mortgage, or either.

     6. To perform, comply with and abide by each and every the agreements, stipulations, conditions and covenants set forth in the Note and this Mortgage, or either.

     7. In the event the Mortgagor fails to pay when due any tax, assessment, insurance premium or other sum of money payable by virtue of this Mortgage, the Mortgagee may pay the same, without waiving or affecting the option to foreclose or any other right hereunder, and all such payments shall bear interest from date thereof at the rate equal to the lesser of: (i) ten percent (10%) per annum; or (ii) the highest lawful rate allowed by applicable law.

     8. If all or any part of the Land is sold or transferred by Mortgagor without Mortgagee’s prior written consent, excluding: (a) the creation of a lien or encumbrance subordinate to this Mortgage; (b) the creation of a purchase money security interest for household appliances; (c) a transfer by devise, descent or by operation of law upon the death of a joint tenant; (d) the grant of any leasehold interest of three years or less not containing an option to purchase; or (e) the direct or indirect sale, assignment, pledge, transfer, grant of a security interest in or other disposition of a sufficient percentage of the legal or equitable interest (which percentage shall be calculated, at mortgagee’s option, based upon value, voting interest, capital or income interests) in Mortgagor, which results in a change of control of the Mortgagor; then such sale or transfer shall constitute a transfer of the mortgaged property in violation of this Section. In such event, Mortgagee may, at Mortgagee’s option, declare the sums secured by this Mortgage to be immediately due and payable. Mortgagee shall have waived such option to accelerate if prior to the sale or transfer, Mortgagee and the person to whom the property is to be sold or transferred reach agreement in writing that the credit of such person is satisfactory to Mortgagee and that the interest payable on the sums secured by this mortgage shall be at such rate as Mortgagee shall request.

     9. As further security for payment of the Note and performance of the obligations, covenants, and agreements secured hereby, Mortgagor hereby assigns to Mortgagee all leases already in existence and to be created in the future, together with all rents to become due under existing or future leases, and grants to Mortgagee the right and option upon Mortgagor’s default in payment of the Note to immediately thereafter collect all rents, and apply such rents to any payments due under the Note or under this Mortgage. Mortgagee’s exercise of its option, as provided for herein, shall not operate as an affirmation of any tenant or lease or waiver of Mortgagor’s default.

     10. Further and in addition to the foregoing, the Mortgagee may, at any time while a suit is pending to foreclose or to reform this Mortgage or to enforce any claims arising hereunder, apply to the court having jurisdiction thereof for the appointment of a receiver, and such court shall forthwith appoint a receiver of the premises and all other property covered hereby, including all and singular the income, profits and revenues of whatsoever source derived, and such receiver shall have all of the broad and effective functions and powers in anywise entrusted by a court to a receiver and such appointment shall be made by such court as a matter of absolute right to the Mortgagee, and without reference to the adequacy of the value of the mortgaged property or to the solvency of the Mortgagor or the defendants, and such revenues shall be applied by the receiver according to the lien of this Mortgage and the practice of such court.

     11. Any event of default under the Note, if not cured within any applicable cure period contained therein, shall, at the option of Mortgagee, constitute an event of default under this Mortgage. In addition, each of the following shall be considered an event of default under this Mortgage: (i) a failure by Mortgagor to pay any amounts due under this Mortgage, and such failure continues for a period of five (5) days following written notice from Mortgagee to Mortgagor of such failure; or (ii) Mortgagor fails to perform and other covenant or agreement under this Mortgage, and such failure continues for a period of thirty (30) days following written notice from Mortgagee to Mortgagor of such failure.

     12. That upon the occurrence of an event of default (as described in Section 11 above) Mortgagor (or the then owner), if in occupancy of the mortgaged premises, shall become a tenant-at-will of Mortgagee; and shall pay monthly in advance to mortgagee or to any receiver appointed to collect the rents, issues and profits of the said premises, the fair and reasonable rental value for use and occupancy of said premises or so much thereof as may be so occupied by Mortgagor (or the then owner), and upon any such event of default, shall vacate and surrender the possession of said premises to Mortgagee or to such receiver and in default thereof may be evicted by summary proceedings or other appropriate action at law or in equity.

     13. Whenever in this Mortgage one of the parties hereto is named or referred to, the heirs, administrators, executors, successors, and assigns of such party shall be included, and all covenants and agreements contained in this Mortgage by or on behalf of the Mortgagor,

Mortgagor or by or on behalf of Mortgagee shall bind and inure to the benefit of its respective heirs, administrators, executors, successors, and assigns, whether so expressed or not.

     14. Failure by the Mortgagee to exercise any of the rights or options herein provided shall not constitute a waiver of any rights or options under said note or this mortgage accrued or thereafter accruing.

     IN WITNESS WHEREOF, the said Mortgagor has hereunto signed and sealed these presents the day and year first above written.

MORTGAGOR:

VOLUSIA OPERATIONS, LLC
By:	BOUNDLESS TRACK OPERATIONS, INC.,
its Manager

By:	/s/ Brian Carter
Brian Carter, Vice President

Signed, sealed and delivered
in the presence of:

/s/ Robert J. Johnston
Printed Name: Robert J. Johnston

/s/ Sandy Simons
Printed Name: Sandy Simons

Witnesses

STATE OF Texas
COUNTY OF Dallas

     The foregoing instrument was acknowledged before me by Brian Carter, Vice President of Boundless Track Operations, Inc., Manager of Volusia Operations, LLC who is personally known to me or who has produced his Oklahoma driver’s license as identification, and who executed the foregoing instrument in his corporate capacity.

     WITNESS my hand and official seal in the County and State last aforesaid this 30th day of June, 2005.

/s/ Linda Ingram
Notary Public, State of

My Commission Expires:

(NOTARY SEAL)

EXHIBIT “B”

Property in Section 12, Township 15 South, Range 29 East described as follows: Commence at the Northeast corner of Section 12, Township 15 South, Range 29 East, thence South 87°27'20" West, along the North line of said Section 12, 1320 feet for the Point of Beginning, thence North 87°27'20" East 653 feet; thence South 0°31'12" West, 1344.58 feet; thence South 13°53'40" East, 319.08 feet; thence North 58°48'50" East, 219.87 feet; thence South 0°31'12" West, 402.47 feet to the North right-of-way line of State Road #40; thence Southwesterly along said North right-of-way line 1130.14 feet; thence North 0°31'12" West, 2563.88 feet to the Point of Beginning.

AND

That part of the Northeast 1/4 of Section 12, Township 15 South, Range 29 East, Volusia County, Florida, as lies Northwesterly of the Northwest line of the 200 foot right-of-way of State Road #40 (Ormond-Barberville Road), as now occupied and established, being more particularly described as follows:

Beginning at the Northeast corner of said Section 12, said point being located a distance of 1774.52 feet, N 0°31'12" E, as measured along the East line of said Section 12, from the centerline of construction on said State Road #40 at S.R.D. Station 278+45.55, Section 79100, thence run S 0°31'12" W along the said East line of Section 12, a distance of 1691.05 feet to it's intersection with the Northwesterly right-of-way line of said State Road #40; thence S 55°04'42" W along said Northwesterly line a distance of 490.95 feet to a point therein; thence N 0°31'12" E parallel to the East line of Section 12, a distance of 402.47 feet to a point; thence S 58°48'50" W, a distance of 219.87 feet to a point; thence N 13°53'40" W a distance of 319.08 feet to a point; thence N 0°31'12" E, parallel to the aforesaid East line of Section 12 a distance of 1344.59 feet to a point in the North line thereof; thence N 87°27'20" E along said North line, a distance of 667 feet to the Point of Beginning.

AND

That part of the West 1/4 of the Northwest 1/4 of Section 7, Township 15 South, Range 30 East, Volusia County, Florida, as lies Northwesterly of the Northwest line of the 200 foot right-of-way of State Road #40, (Ormond-Barberville Road), as now occupied and established and being more particularly described as follows:

From a reference point, being the Northwest corner of said Section 7 said point being located a distance of 1774.52 feet N 0°31'12" E as measured along the West line of said Section 7, from the centerline of construction on said State Road #40, as S.R.D. Station 278+45.55, Section 79100; thence run S 0°31'12" W along said West line of Section 7, a distance of 1344.58 feet to a point therein and the Point of Beginning; thence continue S 0°31'12" W along said West Section line, a distance of 346.47 feet to its intersection with the aforesaid Northwest right-of-way line of State Road #40; thence N 55°04'42" E, along said Northeast right-of-way line, a distance of 649.48 feet to a point thereon; thence S 87°27'20" W parallel to the North line of Section 7, aforesaid a distance of 524.34 feet to the Point of Beginning.

AND

That part of the West 1/2 of the Northwest one-quarter of the Northwest one-quarter of Section 7, Township 15 South, Range 30 East, Volusia County, Florida, as lies Northwesterly of the Northwest line of 200 foot right-of-way of State Road #40 (Ormond-Barberville Road), as now occupied and established, being more particularly described as follows:

Beginning at the Northwest corner of said Section 7, said point being located a distance of 1774.52 feet N 0°31'12" E, as measured along the West line of said Section 7, from the centerline of construction on said State Road #40, at S.R.D. Station 278+45.55, Section 79100; thence run N 87°27'20" E, along the North line of said Section 7, a distance of 611.45 feet to a point therein; thence S 0°31'12" W parallel to the said West line of Section 7, a distance of 1290.78 feet to a point in the aforesaid Northwest right-of-way line of State Road #40; thence S 55°04'42" W, along said right-of-way line, a distance of 106.80 feet to a point therein; thence S 87°27'20" W parallel to the aforesaid North line of Section 7, a distance of 524.34 feet to a point in the aforesaid West line of Section 7; thence N 0°31'12" E along said West line, a distance of 1344.58 feet to the Point of Beginning, except that portion described as follows: Commence at the Northwest corner of said Section 7, proceed North 87°29'20" East, a distance of 252.45 feet to the Point of Beginning. Thence continue North 87°29'20" East a distance of 359.00 feet; thence South 0°31'12" West a distance of 1290.78 feet to the Northwest right-of-way line of State Road Number 40, thence North 15°13'27" West a distance of 1321.15 feet to the Point of Beginning being in Volusia County, Florida.